EXHIBIT 99.1

HPE Chief Executive Officer Meg Whitman
To Step Down from DXC Technology Board of Directors

Tysons, VA, Dec. 21, 2017 – DXC Technology (NYSE: DXC), the world’s leading independent, end-to-end IT services company, today announced that Meg Whitman, chief executive officer of Hewlett Packard Enterprise, will step down from the DXC Technology board of directors.

Whitman had joined the DXC Technology board earlier this year, as the company was being formed by the merger of HPE’s Enterprise Services business with CSC.

Today’s news follows the announcement last month that Whitman would be stepping down as HPE’s CEO effective Feb. 1, 2018.

“One of Meg’s great achievements as HPE’s CEO was the spinoff of the Enterprise Services business to help create DXC Technology,” said Mike Lawrie, DXC’s chairman, president and chief executive officer. “I want to personally thank her not only for helping to architect the transaction, but also for her guidance and wisdom as a board member. She has been instrumental in ensuring that our integration proceeded smoothly, and that DXC is on a strong and positive trajectory.”

Whitman’s departure from the board is effective immediately. A new board member is expected to be named early in the new year. Pursuant to the merger agreement with HPE, HPE is entitled to select a replacement director reasonably satisfactory to the DXC Nominating Committee to fill the vacancy created by Ms. Whitman’s resignation until the annual meeting of DXC stockholders in August 2018.

About DXC Technology
DXC Technology (DXC: NYSE) is the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. Created by the merger of CSC and the Enterprise Services business of Hewlett Packard Enterprise, DXC Technology serves nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. DXC Technology is recognized among the best corporate citizens globally. For more information, visit dxc.technology.

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Contact:

•	Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

•	Jonathan Ford, Investor Relations, +1.703.245.9700, jonathan.ford@dxc.com